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                                                                       EXHIBIT 7

                      [COLORADO STATE BANK AND TRUST LOGO]

                   A TRADITION OF SERVICE AND TRUST SINCE 1908



                                ESCROW AGREEMENT


This Escrow Agreement (the "Agreement") is among HALLMARK ENTERTAINMENT DISTRIBUTION, L.L.C. and CROWN MEDIA HOLDINGS, INC. (The "Parties") and Colorado State Bank and Trust (the "Escrow Agent").

                                    RECITALS

WHEREAS the Parties agree to place in escrow certain funds, securities, documents, and/or other property and the Escrow Agent agrees to hold and distribute such funds, securities, documents, and/or other property in accordance with the instructions of the Parties, the Escrow Agent and the Parties make this agreement as follows:

                              ARTICLE 1: DIRECTIONS

1.01     ESCROWED PROPERTY:

         The Parties will deposit with the Escrow Agent the property described in Schedule A (the "Escrowed Property"), attached hereto and incorporated herein by reference.

1.02     INSTRUCTIONS:

         The Escrow Agent shall hold, invest, if applicable, and disburse the Escrowed Property pursuant to the the instructions set forth in Schedule B, attached hereto and incorporated herein by reference.

1.03     ASSIGNMENT OF INTEREST:

         The assignment, transfer, conveyance, or hypothecation of any right, title, or interest in and to the subject matter of this Agreement (referred to under this Section 1.03 as "Assignment") shall be binding upon the Escrow Agent upon delivery of notice to the Escrow Agent of the Assignment and payment to the Escrow Agent of all of its fees, in connection with the Assignment, provided the Escrow Agent has given its written assent to the Assignment.


                   ARTICLE 2: COMPENSATION OF THE ESCROW AGENT

The Parties agree, jointly and severally, to pay the Escrow Agent:

a. Its fees, charges, and expenses for all services rendered by it under Schedule C; and

b. Reasonable compensation for services rendered in connection with this Agreement but not expressly provided for herein and reimbursement for those expenses incurred by the Escrow Agent in rendering such services, including, but not limited to Court costs and attorney's fees incurred as a result of any dispute arising out of the Agreement.

The Escrow Agent shall have a first and prior lien upon the Escrowed Property to secure the payments described under paragraphs a. and b. of this Article 2. If any such payment is not timely received by the Escrow Agent, the Parties authorize the Escrow Agent to deduct such payment from the Escrowed Property. All such payments due but not paid within 30 days shall accrue interest at the rate of 19 percent per annum.



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                  ARTICLE 3: PROVISIONS CONCERNING ESCROW AGENT


3.01     AUTHORITY OF PARTIES:

         The Escrow Agent shall be under no duty or obligation to ascertain the identity, authority, and/or rights of the Parties or their agents.

3.02      OTHER AGREEMENTS:

          The Escrow Agent shall not be a party to, or bound by, any agreement between the Parties other than this Agreement whether or not a copy and/or original of such agreement is held as Escrowed Property; and, the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement between the Parties.

3.03     DEPOSITED INSTRUMENTS AND/OR FUNDS:

         The Escrow Agent assumes no responsibility for the validity or sufficiency of any instrument held as Escrowed Property, except as expressly and specifically set forth in this Agreement.

3.04       LATE PAYMENTS OR PERFORMANCE:

           The Escrow Agent may accept any payment or performance required under this Agreement after the date such payment or performance is due, unless subsequent to such date, but prior to the actual date of payment or performance, the Escrow Agent is instructed in writing by the Parties not to accept such payment or performance.

3.05      ESCHEAT:

          The Parties are aware that under Colorado law, Escrowed Property which is presumed abandoned may escheat to the State. The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors, and assigns, should any or all of the Escrowed Property become escheatable or escheat by operation of law.

3.06      NON-LIABILITY:

         The Escrow Agent shall not be liable for any act or omission while acting in good faith and in the exercise of its own best judgment. Any act or omission by the Escrow Agent pursuant to the advice of its attorneys shall be conclusive evidence of such good faith. The Escrow Agent shall have the right to consult with counsel at the expense of the Parties whenever any question arises concerning the Agreement and shall incur no liability for any delay reasonably required to obtain such advice of counsel. The Escrow Agent shall not be liable for the alteration, modification or elimination of any right permitted or given under the instructions set forth in Schedule B and/or in any document deposited under the Agreement pursuant to any Statute of Limitations or by reason of laches. The Escrow Agent shall have no further responsibility or liability whatsoever to any or all of the Parties following a partial or complete distribution of the Escrowed property pursuant to this Agreement. The Escrow Agent shall not incur any liability with respect to any act or omission in reliance upon any document, including any written notice or instruction provided for in the Escrow Agreement. In performing its obligations hereunder, the Escrow Agent shall be entitled to presume, without inquiry, the due execution, validity and effectiveness of all documents it receives, and also the truth and accuracy of any information contained therein. The Escrow Agent shall not be responsible or liable for any diminution of principal of the Escrowed Property or any interest penalty, whatsoever, for any reason.

3.07     INDEMNIFICATION:

        The Parties agree, jointly and severally, to indemnify and hold harmless the Escrow Agent from any liability, cost, or expense whatsoever, including, but not limited to, attorney's fees incurred by reason of accepting the Agreement and/or Escrowed Property.




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3.08   DISAGREEMENTS:

       If any disagreement or dispute arises between the Parties to this Agreement concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Agreement, the Escrow Agent:

       a. Shall be under no obligation to act, except under process or order of court, or until it has been adequately indemnified to its full satisfaction, and shall sustain no liability for its failure to act pending such process, court order or indemnification; and

       b. May, in its sole and absolute discretion, interplead the Escrowed Property or that portion of Escrowed Property it then holds with the District Court of the City and County of Denver, State of Colorado, and name the Parties in such interpleader action. Upon filing the interpleader action, the Escrow Agent shall be relieved of all liability as to the Escrowed Property and shall be entitled to recover from the Parties its reasonable attorneys' fees and other costs incurred in commencing and maintaining such action. The Parties by signing this Agreement submit themselves to the jurisdiction of such court and do appoint the Clerk of such Court as their agent for the service of all process in connection with such proceedings. In no event shall the institution of such interpleader action impair the rights of the Escrow Agent described in Section
3.06 of this Article.

                     ARTICLE 4: GENERAL TERMS AND CONDITIONS

4.01   EXTENSION OF BENEFITS:

       This agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective heirs, legal representatives, successors, and assigns of all of the Parties and the Escrow Agent.

4.02   GOVERNING LAW:

       This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado.

4.03   NOTICES:

       All notices, requests, demands, and other communications required under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given on the date such notice is deposited in the United States mail. If any notice is personally delivered, it shall be deemed given upon the date of such delivery. If notice is given to a party, it shall be mailed or delivered to the addresses set forth below the signature blocks. It shall be the responsibility of the Parties to notify the Escrow Agent in writing of any name or address changes.

4.04   ENTIRE AGREEMENT:

       This Agreement sets forth the entire agreement and understanding of the Parties hereto.

4.05   AMENDMENT:

       This Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

4.06   WAIVERS:

       The failure of any party to the Agreement at any time or times to require performance of any provision under this Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to the Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Agreement.

4.07   HEADINGS:

       Section headings of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Agreement.

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4.08   COUNTERPARTS:

       This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument

4.09   RESIGNATION OR REMOVAL OF ESCROW AGENT:

       The Escrow Agent may resign at any time by furnishing written notice of its resignation to the Parties. The Parties may remove the Escrow Agent at any time by furnishing to the Escrow Agent a written notice of its removal. Such resignation or removal, as the case may be, shall be effective upon delivery of such notice.


IN WITNESS WHEREOF, the Parties to this Agreement have each caused this Agreement to be duly executed on this _______________day of ___________________2001.


Corporate Name:
HALLMARK ENTERTAINMENT                      Corporate Name:
   DISTRIBUTION, L.L.C.                     CROWN MEDIA HOLDINGS, INC.


By:  /s/ DEANNE STEDEM                      By:  /s/ WILLIAM ALIBER
   ---------------------------------            --------------------------------
Title:                                      Title:  EVP & CFO
      ------------------------------               -----------------------------
Address:                                    Address:
        ----------------------------                ----------------------------
Telephone:                                  Telephone:
          --------------------------                  --------------------------
Tax I.D. No.                                Tax I.D. No.
            ------------------------                    ------------------------

------------------------------------        ------------------------------------


The Escrow Agent, by affixing its signature below, hereby acknowledges receipt of the Escrowed Property described in Schedule A and agrees to hold, administer, and dispose of the Escrowed Property in accordance with the terms, conditions, and instructions of this Agreement and any amendments thereto, including those set forth in Schedules A, B and C.

                               COLORADO STATE BANK AND TRUST
                               Escrow Agent
                               1600 Broadway
                               Denver, Colorado 80202-4999
                               Phone: (303) 864-7206      FAX: (303) 864-7300
                               E-mail:  almartin@mail.csbt.com



Date:      10/2/01                          By:   /s/ A. LENORE MARTINEZ
     ------------------------------            ---------------------------------
Account No.                                 Title:    Vice President
           ------------------------               ------------------------------




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                                   SCHEDULE A
                                   (DEPOSITS)


1. Stock Certification Number ______ for 425,000 shares of the Class A Common Stock of Crown Media Holdings, Inc. (the "Crown Stock Certificate").







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                                   SCHEDULE B
                                 (INSTRUCTIONS)

The Escrow Agent will deliver the Crown Stock Certificate by messenger to Crown Media Holdings, Inc. c/o Charles Stanford, Esq., General Counsel, 6430 South Fiddlers Green Circle, Suite 5000, Greenwood Village, CO 80111, upon receipt of a letter, executed by an officer of both Crown Media Holdings, Inc. and Hallmark Entertainment Distribution, L.L.C., directing such delivery (the "Delivery Instruction"). If the Escrow Agent does not receive the foregoing Delivery Instruction on or before March 1, 2002, it will promptly deliver the escrowed Crown Stock Certificate by overnight mail to Hallmark Entertainment Distribution, L.L.C. c/o Judith Whittaker, Esq., General Counsel, Hallmark Cards, Inc., 2500 McGee, Kansas City, MO 64141-6580.





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                                   SCHEDULE C


                               ESCROW FEE SCHEDULE

The following fees are for Trust Escrow Services. The Acceptance Fee and First Year Administration Fee are due and payable upon execution of the agreement and opening of the account. Thereafter, the Annual Administration Fee is due in advance on the anniversary date on which the account was opened. Fees are not prorated.


ACCEPTANCE FEE                      $   500.00            WAIVED AS A COURTESY.

ANNUAL ADMINISTRATION FEE           $ 1,500.00

TRANSACTION CHARGES

Security Transactions               $    25.00

Wire Transfers                      $    25.00

Receipts                            $     5.00

Disbursements                       $     5.00

Preparing and Filing Taxpayer
     Reports Each 1099              $   125.00


EXTRAORDINARY SERVICES

Additional reasonable compensation will be charged for extraordinary services based on our then current standard hourly charge. Extraordinary services include, but are not limited to, attending escrow closings, processing assignments of escrow interest, reviewing and accepting modifications or amendments to the escrow agreement, and letter of credit draws.

REIMBURSABLES

All out-of-pocket expenses incurred in the administration of the account, including, but not limited to, postage, telephone charges, insurance, photocopies, supplies, and legal fees, with the exception of legal fees incurred at the inception of the account, will be billed to the customer at cost.

12(b)1 FEES

In addition to the above fees, Colorado State Bank and Trust may collect and retain all 12(b)1 and sub-transfer agent fees to which the bank is entitled.